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                                                                   Exhibit 1
                                                                   ---------

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

                  AMENDMENT, dated as of June 4, 1998, to the Rights Agreement, dated as of March 14, 1997, (the "Rights Agreement"), between Advanta Corp. (the "Company") and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (the "Rights Agent").

                  The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

                  In consideration of the foregoing and the mutual agreements set forth herein, the parties have hereto agreed as follows:

                  1. Section 1 of the Rights Agreement is hereby modified and amended by deleting paragraph (g).

                  2. Section 11(a)(ii) of the Rights Agreement is hereby amended to read in its entirety as follows:

                  (ii) In the event any Person (other than an Exempted Person, the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding or 15% or more of the shares of Class A Common Stock then outstanding, unless the event causing the 15% threshold to be crossed is a transaction set forth in
                  Section 13(a) hereof or is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least 75% of the members of the Board of Directors of the Company, after receiving advice from one or more investment banking firms, to be (a) at a price which is fair to stockholders (taking into account all factors which such members of the Board deem relevant, including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (b) otherwise in the best interests of the Company and its


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                  stockholders (hereinafter a "Qualifying Offer"), then,
                  promptly following the occurrence of such event, proper provision shall be made so that (A) each holder of a Class A Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one ten-thousandths of a share of Preferred Stock, such number of shares of Class A Common Stock of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one ten- thousandths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event, and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to Section 11(d) hereof) per share of Class A Common Stock on the date of such first occurrence (such number of shares, the "Class A Adjustment Shares") and
                  (B) each holder of a Class B Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one ten-thousandths of a share of Preferred Stock, such number of shares of Class B Common Stock of the Company as shall equal the result obtained by (X) multiplying the then current Purchase Price by the then number of one ten-thousandths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event, and (Y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to Section 11(d) hereof) per share of Class B Common Stock on the date of such first occurrence (such number of shares, the "Class B Adjustment Shares" and, together with the Class A Adjustment Shares, the "Adjustment Shares").

                  3. Section 23(a) of the Rights Agreement is hereby amended by deleting the phrase "provided, however, if the Board of Directors of the Company authorizes redemption of the Rights in either of the circumstances set forth in clauses (i) and (ii) below, then there must be Continuing Directors then in office and such authorization shall require the concurrence of a majority of such Continuing Directors:" and substituting it with "provided, however, if the Board of Directors of the Company authorizes redemption of the Rights in either of the




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circumstances set forth in clauses (i) and (ii) below, then such authorization shall require the concurrence of at least 75% of the members of the Board of Directors of the Company:"

                  4. Section 26 of the Rights Agreement is hereby amended by deleting the text of clause (iii) and substituting it with " (iii) to shorten or lengthen any time period hereunder (which lengthening or shortening, following the first occurrence of an event set forth in clauses (i) and (ii) of the first proviso to Section 23(a) hereof, shall require the concurrence of at least 75% of the members of the Board of Directors of the Company) or"


                  5. Section 27(a)(ii) of the Rights Agreement is hereby amended to read in its entirety as follows:

                  (ii) Notwithstanding anything contained in this Section 27(a) to the contrary, the Company may not exchange any Rights pursuant to this Section 27(a) unless such exchange is approved by at least 75% of the members of the Board of Directors of the Company.

                  6. Section 29 of the Rights Agreement is hereby amended to read in its entirety as follows:

                  Determinations and Actions by the Board of Directors, etc. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act. The Board of Directors of the Company (with, where specifically provided for herein, the concurrence of at least 75% of the members of the Board of Directors of the Company) shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board (with, where specifically provided for herein, the concurrence of at least 75% of the members of the Board of Directors of the Company) or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). All such actions,




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                  calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board (with, where specifically provided for herein, the concurrence of at least 75% of the members of the Board of Directors of the Company) in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board to any liability to the holders of the Rights.


                  7. Section 31 of the Rights Agreement is hereby modified and amended by deleting the last sentence thereof and replacing it with the following:

                  Without limiting the foregoing, if any provision requiring a super majority of the Board of Directors of the Company to act is held by any court of competent jurisdiction or other authority to be invalid, void or unenforceable, such determination shall then be made by the Board of Directors of the Company in accordance with applicable law and the Company's Restated Certificate of Incorporation and By-Laws.


                  8. Exhibit B (Form of Rights Certificate) to the Rights Agreement is hereby modified and amended by deleting the last sentence of the sixth paragraph and replacing it with the following:


                  Under certain circumstances set forth in the Rights Agreement, the decision to redeem the Rights shall require the concurrence of at least 75% of the members of the Board of Directors of the Company).


                  9. This Amendment to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.





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                  10. This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

                  11. In all respects not inconsistent with the terms and provisions of this Amendment to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

                  12. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  IN WITNESS WHEREOF, the paries hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


Attest:                                           ADVANTA CORP.

By: /s/ Liane Cohen                         By: /s/ Elizabeth H. Mai
    -------------------------                  -------------------------
    Name: Liane Cohen                        Name: Elizabeth H. Mai
    Title: Assistant Secretary               Title: Senior Vice President,
                                                    Secretary and General
                                                           Counsel

Attest:                                           CHASEMELLON SHAREHOLDER
                                                  SERVICES, L.L.C.

By: /s/ James McNellage                      By: /s/ Nathan Hill
    -------------------------                    -------------------------
    Name: James McNellage                        Name: Nathan Hill
    Title: Assistant Vice President              Title: Assistant Vice President